Exhibit 99.1

Forrester Appoints Technology Marketing Expert Cory Munchbach To Its Board

CAMBRIDGE, Mass., June 3, 2024 — Forrester (Nasdaq: FORR) today announced the appointment of BlueConic CEO Cory Munchbach to its board, effective June 1, 2024. At BlueConic, a leading customer data platform, Cory works with Fortune 500 companies to help them navigate the ongoing challenges of the post-cookie, privacy-first era.

A recognized thought leader, Cory is known for her ability to decipher the complexities of customer engagement in the digital age. Before joining BlueConic, she was an analyst at Forrester, where she covered business and consumer technology trends and the fast-moving marketing tech landscape. A sought-after speaker and industry voice, Cory’s work has been featured in Ad Age, AdExchanger, Adweek, The Drum, Financial Times, Forbes, Raconteur, VentureBeat, and Wired. Her leadership philosophy emphasizes the importance of an exceptional customer experience alongside a world-class platform to transform how people and businesses interact, using relevant data to create resonant experiences.

A lifelong Bostonian, Cory has a bachelor’s degree in political science from Boston College and volunteers at philanthropic initiatives in the Greater Boston community.

“Cory has spent her career at the intersection of marketing strategy and technology,” said George F. Colony, Forrester’s chairman and chief executive officer. “As a former analyst at Forrester, she guided chief marketing officers as they transformed their companies to be more digital and social in response to their customers’ needs. She was a proponent of building scientific marketing approaches focused on acquiring net new customers and retaining existing ones. Given Forrester’s expertise in serving B2B marketing, sales, and product leaders, Cory’s background will be an important asset on the board. In addition, her operational experience as a chief executive officer will help Forrester continue to bolster its Forrester Decisions portfolio and accelerate its go-to-market strategy. I am excited to welcome Cory to our board and confident that she will provide valuable perspective to help Forrester drive contract value growth.”

“Joining Forrester’s board is both an incredible privilege and an opportunity to contribute to a company whose insights have shaped the technology landscape,” said Cory. “I am thrilled to bring my experience in the world of customer data, customer experience, and all things marketing technology to bear as Forrester continues leading the way in the customer-obsessed insights and solutions that companies need to be bold at work.”

With the appointment of Cory, the Forrester board includes eight directors, seven of whom are independent.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, customer experience, digital, marketing, sales, and product functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; more than 100 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.